Exhibit 99.1

AudioEye, Inc. Announces Restatement of Financials and

Provides Business Update

TUCSON, Arizona — May 19, 2015 - AudioEye, Inc. (OTCQB: AEYE) (“AudioEye” or the “Company”) yesterday filed with the Securities and Exchange Commission (“SEC”) amended Quarterly Reports on Form 10-Q/A for the periods ended March 31, 2014, June 30, 2014, and September 30, 2014 in connection with restatements of its financial statements for those interim periods as previously announced on April 1, 2015.

At the time the Company issued the original financial statements subject to these restatements, the Company believed that it was relying on generally accepted accounting principles (“GAAP”) and properly applying such principles.  It remains the case that the Company relied upon the correct accounting principles in the accounting in those statements.  However, in connection with certain changes in the management of the Company, and during the course of an internal review initiated by the Audit Committee of the Company’s Board of Directors (“Internal Review”), the Company identified errors in the application of the accounting principles for revenue recognition and the costing of non-monetary transactions related to its intellectual property portfolio.

Following its Internal Review, the Company has determined that these errors resulted from material weaknesses in internal controls over financial reporting. In particular, the Company concluded that there was a misapplication of relevant accounting guidance and the absence of documentation to support transactions, including the failure to trace the delivery of services.

The adjustments necessary to correct the errors have no effect on reported cash flow. The Company recorded these revenues as “non-monetary” transactions, and the actual cash position of the Company was not directly affected, as reflected in the restatements.

AudioEye is committed to remediating the control deficiencies that constitute the material weaknesses by implementing changes to its internal controls over financial reporting and, in particular, to the recognition of revenue and costing related to non-monetary transactions. AudioEye has also implemented new operational management systems to capture all data required for the computation of revenue under the percentage of completion methodology.

“With these restatements completed, our financial accounting team has turned its attention to finalizing the audit for the year ended December 31, 2014 and filing the associated Annual Report on Form 10-K for that period, as well as the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, in the most expeditious manner possible,” stated Dr. Carr Bettis, Executive Chairman of AudioEye, Inc.  “Over the past several weeks we have made non-technology management changes and have reorganized to intensify our focus on maximizing the market opportunity for our business by licensing our proprietary software and selling related services for cash.”

About AudioEye, Inc.

Incorporated in 2005, AudioEye provides unparalleled web access equality and usability for its client’s customers through AudioEye’s Ally™ platform.  The Ally+ product allows AudioEye’s clients to reach more customers, build more brand loyalty, retain more customers and secure more repeat business.

Most companies fail to provide full access to their websites.  As a result, they exclude 5% - 7% of their potential customers, even though the law requires equal access and digital inclusion.  Each month, AudioEye fixes millions of instances of website problems for its customers; without these fixes, site visitors are left behind — including those customers accessing through the use of assistive technologies such as those provided by Microsoft, Apple, Google, and others.  AudioEye customers that implement the Ally+ solution receive a compliance certification seal that, through the adoption and application of internationally accepted accessibility standards, allows them to clearly and confidently demonstrate and promote their conscientious commitment to ensuring equal access (limited exclusions apply).

Ally+ is the most inclusive web accessibility solution available — period.  It goes beyond simply fixing issues that inhibit access to customer information and services by also providing site visitors with a help desk resource for reporting usability issues, along with free cloud-based access to a customizable screen-reader-like user experience.  By simply embedding the AudioEye JavaScript, the Ally+ patent-protected multi-language audible reader in the cloud provides new and returning customers the opportunity to thoroughly engage and interact with customer websites in a unique and fully customizable way, regardless of their device type or preferred method of access.  These tools have benefits for all site visitors, in particular aging populations and individuals who are visually impaired, hearing impaired, motor impaired, cognitively impaired, color blind, dyslexic, learning to read, looking to maintain focus, or multi-tasking.

Providing full access is the right thing to do, but it is also good for customers, which makes it great for business.   To learn more or to get started today, please visit www.audioeye.com for more information.  AudioEye is Your Web Accessibility Ally™.

AudioEye’s common stock trades on the OTCQB under the symbol “AEYE”.

The company maintains offices in Tucson, Atlanta and Washington, D.C.

For further information, please contact:

David Kovacs
Strategic Consultant
AudioEye, Inc.
(866) 331-5324

or

RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com